SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 28, 2021

KeyStar Corp.

(Exact name of registrant as specified in its charter)

Nevada	000-56290	82-1317032
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9620 Las Vegas Blvd. S STE E4-98, Las Vegas, NV	89123
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (702) 800-2511

________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement.

On December 28, 2021, in connection with the assignment of that certain Demand Promissory Note dated April 20, 2020 in the principal amount of $10,000 (the “Demand Note”) that was initially in favor of Zixiao Chen (our Chief Financial Officer at the time of the Demand Note’s issuance) to Eagle Investment Group, LLC, we amended and restated the demand (the “Amended Demand Note”) that is now in favor of Eagle Investment Group, LLC.  Mr. Bruce Cassidy Sr., our Chief Executive Officer, is the Manager of Eagle Investment Group, LLC.

The Amended Demand Note matures on two (2) days’ notice (“Maturity”) from the holder to our company. All $10,000 in principal and all unpaid and accrued interest shall be due at Maturity. The holder may convert all or a portion of the accrued interest and unpaid principle balance of the Amended Demand Note into shares of our newly created Series B Convertible Preferred Stock at the conversion price of $1.00 per share.  The Amended Demand Note contains the customary provisions for events of default and rights and remedies of the holder.

The foregoing description of the Amended Demand Note, and the transactions contemplated thereby, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Amended Demand Note, which is included in this Current Report as Exhibit 4.1, and is incorporated herein by reference.

SECTION 3 - SECURITIES AND TRADING MARKETS

Item 3.02 Unregistered Sales of Equity Securities

On December 28, 2021, pursuant to the terms of the Amended Demand Note and a Notice of Conversion dated December 28, 2021 from the holder requesting that we convert the entirety of principal and all unpaid and accrued interest on the Amended Demand Note, we issued a total of 11,693 shares of our newly created Series B Convertible Preferred Stock at a conversion price of $1.00 per share to Eagle Investment Group, LLC.

These securities were issued pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 promulgated thereunder. The investor represented its intention to acquire the securities for investment only and not with a view towards distribution. The investor was given adequate information about us to make an informed investment decision. We did not engage in any general solicitation or advertising. We directed our transfer agent to issue the stock certificate with the appropriate restrictive legend affixed to the restricted Series B Convertible Preferred stock.

Item 3.03 Material Modification of Rights of Security Holders

On December 28, 2021, pursuant to Article III of our Articles of Incorporation, our Board of Directors voted to designate a class of preferred stock entitled Series B Convertible Preferred Stock, consisting of up to twelve thousand (12,000) shares with a Stated Value of $1.00 per share.

Under the Certificate of Designation, holders of Series B Convertible Preferred Stock are entitled to dividends, as declared by our board, in the amount of one dollar for the entire then-issued and outstanding series and the remainder of any dividends on an as-converted basis with common stockholders.  The holders of Series B Convertible Preferred Stock shall vote with the common stockholders on an as-converted basis; but, with respect to the election of directors, however, the majority of the holders of Series B Convertible Preferred Stock shall have the power to elect a majority of the then-seated or to-be-seated members of our board and the common stockholders shall be entitled only to elect a minority of the then-seated or to-be-seated members of our board.

In any distribution upon winding up, dissolution, or liquidation, the holders of Series B Convertible Preferred Stock shall be entitled to receive the Stated Value for each share along with any unpaid and accrued dividends, after which the Series B Convertible Preferred Stock shall convert into shares of common stock to participate with the common stockholders in any remaining distribution.

The holders of Series B Convertible Preferred Stock are entitled to convert each share of Series B Preferred Stock into one hundred (100) shares of common stock at any time. Upon the closing of an underwritten offering with proceeds of not less than $6 million, all shares of Series B Convertible Preferred Stock shall convert at the conversion ratio described.

We are not permitted to redeem the outstanding shares of Series B Convertible Preferred Stock and there are no redemption rights in favor of the holders. Without obtaining the affirmative approval of the majority of shares of Series B Convertible Preferred Stock, we are restricted from, among other things, amending our charter documents in a manner than would adversely affect the rights of any holder.

The rights of the holders of Series B Convertible Preferred Stock are defined in the relevant Certificate of Designation filed with the Nevada Secretary of State on December 29, 2021, attached hereto as Exhibit 3.1, and is incorporated by reference herein.

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.03 Amendments to Articles of Incorporation or Bylaws

The disclosures set forth in Item 3.03 are incorporated by reference into this Item 5.03.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
3.1	Certificate of Designation of Series B Convertible Preferred Stock, as filed with the Secretary of State of the State of Nevada on December 28, 2021
4.1	First Amended and Restated Demand Note, dated December 28, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KeyStar Corp.

/s/ Bruce A. Cassidy Sr.

Bruce A. Cassidy Sr.

Chief Executive Officer

Date: January 12, 2022